FOR IMMEDIATE RELEASE


Contact: John E. Briggs
         Senior Vice President, Marketing and Public Relations
         (413) 787-1242



            UNITED FINANCIAL BANCORP, INC. TO COMPLETE STOCK OFFERING

West Springfield, Massachusetts, July 12, 2005 - United Financial Bancorp, Inc. (the "Company"), the holding company for United Bank, has received regulatory approval to complete its stock offering. The transaction is expected to close on July 12, 2005 and shares of the Company's common stock are expected to begin trading on the Nasdaq National Market on July 13, 2005 under the symbol "UBNK."

The Company has accepted orders for 7,672,153 shares of common stock at a purchase price of $10.00 per share. Such shares represent 44.6% of the Company's to-be-outstanding shares of common stock after completion of the stock offering. Shares will be sold to depositors of United Bank as of November 30, 2003 and to the employee stock benefit plans of United Bank. Of the remaining 55.4% of the Company's to-be-outstanding shares, 9,189,722 shares (or 53.4%) will be issued to United Mutual Holding Company, the Company's existing mutual holding company, and 344,120 shares (or 2.0%) will be issued to The United Charitable Foundation, a charitable foundation being established by United Bank in the stock offering.

United Bank is an 11-branch community bank that provides banking services in the communities of West Springfield, Springfield, Feeding Hills, Westfield, Holyoke, Huntington, Longmeadow and Ludlow. As of March 31, 2005, United Financial Bancorp, Inc. had total consolidated assets of $796.0 million and total consolidated stockholder's equity of $62.5 million.

Keefe, Bruyette & Woods, Inc. acted as marketing agent for the Company in the stock offering, and Luse Gorman Pomerenk & Schick, P.C. represented the Company as legal counsel.

For more information, contact John E. Briggs, Senior Vice President, Marketing and Public Relations, at (413) 787-1242 or visit www.bankatunited.com.


This press release contains forward-looking statements about the anticipated closing date. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, delays in completing the stock offering and changes in the securities markets.